SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 16, 2008

IMPERIAL SUGAR COMPANY

(Exact name of registrant as specified in its charter)

TEXAS	000-16674	74-0704500
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE IMPERIAL SQUARE P. O. BOX 9 SUGAR LAND, TEXAS	77487
(Address of principal executive offices)	(Zip Code)

(281) 491-9181

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry Into a Material Definitive Agreement.

Subsequent to the distribution of the proxy statement for our annual meeting of shareholders to be held on January 29, 2008, we received information regarding the reaction by certain shareholders and a shareholder advisory services group to the proposed amendment to our Long Term Incentive Plan (the “Plan”), which will be submitted to shareholders at the 2008 Annual Meeting. Effective January 16, 2008, our Board of Directors approved an amendment to the Plan to add restrictions to a provision of the Plan that allows the Compensation Committee of the Board of Directors to offer participants in the Plan an election to substitute a new award (as defined in the Plan) for a prior award granted under the Plan. The amendment requires that the Board of Directors obtain shareholder approval prior to (i) reducing or allowing the Compensation Committee to reduce the exercise price of an outstanding option or (ii) making or allowing the Compensation Committee to make substitutions of awards if such substitution would result in the issuance of an option in exchange for the cancellation of an option with a higher exercise price under the Plan. Further amendments to the Plan have been proposed by our Board of Directors as set forth in our proxy statement as proposal number two and are subject to approval from the shareholders at the 2008 Annual Meeting. A copy of the amendment is filed as an exhibit hereto.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Second Amendment to Long Term Incentive Plan (As Amended and Restated, effective January 10, 2003)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPERIAL SUGAR COMPANY

Date: January 17, 2008	By:	/s/ H. P. Mechler
H. P. Mechler
Senior Vice President and Chief Financial Officer